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COMPANY PRESS RELEASE

GETTY IMAGES ANNOUNCES BOARD CHANGE

LONDON--(BUSINESS WIRE)--Sept. 29, 1998--Getty Images
(NASDAQ: GETY - NEWS), the leading international provider of visual content, today announced that Mark Torrance has resigned as Co-Chairman for purposes of assuming the new position of non-executive Vice Chairman. In addition, the Board has created a new committee to oversee the strategic development of the Group and Mr. Torrance has agreed to serve on this committee. Mark Getty, who had been Co-Chairman of the Board, will assume the role of Chairman.

Mr. Torrance was the founder and major shareholder of PhotoDisc, the leading provider of royalty-free imagery on the Internet, which was acquired by Getty in February 1998. Mr. Torrance became Co-Chairman of Getty at the time of the acquisition.

Commenting on today's announcement, Mr. Torrance said, "I'm pleased to be able to continue to serve Getty in a strategic role as non-executive Vice Chairman of the board and to sit on the newly created committee to oversee the strategic development of Getty Images. Getty has positioned itself well for the future and I am excited to remain a part of it."

Mark Getty said, "The acquisition of PhotoDisc was a tremendous step forward for the company and it has exceeded expectations since it was acquired. Mr. Torrance played a vital role in the success of PhotoDisc and developed a strong management team which continues to run PhotoDisc. We are pleased that Mark will continue to contribute to the strategic development of the company and remains a member of Getty's board."

Description of Getty Images, Inc.

Getty Images (NASDAQ: GETY - NEWS) is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Images markets rights to images and footage through its international network of wholly owned offices in London, Chicago, New York, Los Angeles, Seattle, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Vienna, Barcelona, Sydney, Tokyo and Hong Kong and agents in 54 countries. Getty Images' high quality visual content collections are: (i) Tony Stone Images, one of the world's leading providers of contemporary stock photography; (ii) PhotoDisc, a world leader in digital stock photography and electronic delivery; (iii) Allsport, a leading world-wide sports picture agency; (iv) Hulton Getty, one of the two largest privately owned collections of archival photography in the world; (v) Liaison Agency, a leading North American news and reportage agency; and (vi) Energy Film Library, one of the world's leading stock footage companies. Further information is available from the group's website at www.getty-images.com.

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Contact:


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     Jonathan Klein
     Chief Executive Officer
     Getty Images
     011-44-171-544-3456
           - or -
     Jim Prout (Financial)
     Taylor Rafferty Associates
     212-889-4350
           - or -
     Madeline Hardart (Media)
     Hill & Knowlton
     212-885-0417